EXHIBIT 10.1

To:

Edward A. Cespedes, CEO, Paymeon, Inc.

From:

Vincent L. Celentano and affiliates

Mary Celentano and affiliates

William Celentano and affiliates

Date:

April 4, 2018

Subject:

Note Extensions

Please use this letter as your authorization to extend any and all debt currently outstanding and due us or our affiliates to December 31, 2018.  This applies to any Notes that may have already passed their due dates, as well as Notes that have not yet come due.

In conjunction with the extensions, we waive any and all penalties (if any).  We have not received any additional consideration in exchange for the extensions.  All Notes should be extended with exactly the same terms and conditions.

Please let us know if you require anything further. Thank you.

Sincerely,

Vincent L. Celentano	Mary Celentano	William Celentano